EXHIBIT 4.7
SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of July 6, 2007, among Dollar General Corporation, a Tennessee corporation (the “Parent Borrower”), each of the Subsidiaries of the Parent Borrower party to the Credit Agreement (as defined below) (each such subsidiary, a “Subsidiary Borrower”; together with the Parent Borrower, the “Borrowers”) and each of the subsidiaries of the Parent Borrower that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, the Parent Borrower and the Subsidiary Borrowers are referred to collectively as the “Grantors”), and The CIT Group/Business Credit Inc. (“CIT”), as Collateral Agent (in such capacity, the “Collateral Agent”) under the Credit Agreement for the benefit of the Secured Parties.

W I T N E S S E T H :

WHEREAS, reference is made to that certain ABL Credit Agreement, dated as of the date hereof, (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among the Parent Borrower, the Subsidiary Borrowers, the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), and CIT, as Administrative Agent and Collateral Agent;

WHEREAS, (a) pursuant to the Credit Agreement, among other things, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers or the Restricted Subsidiaries upon the terms and subject to the conditions set forth therein and (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrowers and/or its Subsidiaries;

WHEREAS, pursuant to the Credit Agreement, each Borrower is jointly and severally liable under the Credit Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records;

WHEREAS, each Subsidiary Grantor that is not a Borrower is a Guarantor;

WHEREAS, the proceeds of the Loans and the Letters of Credit will be used in part to enable the Borrowers to make valuable transfers to any Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the issuance of Letters of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make the Loans to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders to enter into the Credit Agreement and the Letter of Credit Issuer to issue Letters of Credit under the Credit Agreement, to induce the Lenders to make the Loans to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Secured Cash Management Agreements and Secured Hedge Agreements with the Borrowers and/or their respective Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.  Defined Terms.

(a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)  Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, and if defined in more than one article of the UCC shall have the meanings set forth in Article 9 thereof, including the following terms (which are capitalized herein): Chattel Paper, Commodity Contract, Deposit Accounts, Documents, Instruments, Inventory, Letter-of-Credit Right, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

(c)  The following terms shall have the following meanings:

“Accounts” means all now present and future “accounts” and “payment intangibles” (in each case, as defined in Article 9 of the UCC).

“Capital Stock Collateral” means:

(1) all of the Stock and Stock Equivalents in the Parent Borrower’s Domestic Subsidiaries;

(2) 65% of the Stock and Stock Equivalents in the Subsidiaries that are not Domestic Subsidiaries but which are directly owned by any of the Borrowers or any Domestic Subsidiary thereof;

(3) Records, “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and

(4) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

Notwithstanding the foregoing, “Capital Stock Collateral” shall not include (x) Excluded Stock and Stock Equivalents, (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $5,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Closing Date in excess of $10,000,000 and (z) any Stock and Stock Equivalents issued by ARIC.

“Collateral” shall have the meaning provided in Section 2.

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.

“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.

“Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise and (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien permitted by the Term Loan Credit Agreement and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a security interest in such equipment pursuant to the Term Loan Collateral Documents.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of pledging such Stock or Stock Equivalents in favor of the Secured

Parties, (iii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Parent Borrower or any Subsidiary), (iv) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (v) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by Section 10.2(h) of the Term Loan Credit Agreement or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Parent Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (1) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (2) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (2) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (3) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Parent Borrower.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture (i) is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition or consent requirement referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9 409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Instruments” means all present and future “instruments” (as defined in Article 9 of the UCC).

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses.

“Intercreditor Agreement” shall have the meaning provided in Section 8.15.

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (other than (i) as pledged pursuant to the Pledge Agreement and (ii) solely with respect to the Obligations, any Stock or Stock Equivalents of any Foreign Subsidiary in excess of 65% of the outstanding class of such Stock or Stock Equivalents), whether now or hereafter acquired by any Grantor, except, in each case, to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property (i) is prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto unless such consent has been expressly obtained, or (ii) would give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder (other than to the extent that any such prohibition referred to in clauses (i) and (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate any Grantor to seek or obtain any such consents referred to in clauses (i) or (ii) above).

“License” shall mean any license or sublicense to which any Grantor is a party.

“Net Available Cash Account” means any Deposit Account or Securities Account established by any Grantor in accordance with the requirements of the covenant set forth in Section 9.15 of the Credit Agreement and which does not contain proceeds of Loans (as defined in the Credit Agreement) or Collateral and which has been identified in writing to the Collateral Agent as such at the time that proceeds from any sale of Term Loan Collateral shall be deposited pending final application in accordance with such covenant.

“Patent Licenses” means all present and future agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder).

“Patents” means, collectively, with respect to each Person, all letters patent issued or assigned to, and all patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Person), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning provided in Section 2.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Term Loan Collateral” means all now owned or hereafter acquired assets or property of any Grantor in respect of which a Lien is purported to be granted to the Term Loan Collateral Agent, other than the Collateral, including, without limitation:

(a)  all Accounts and Chattel Paper, in each case, only to the extent relating to the sale of Term Loan Collateral;

(b)  all Equipment;

(c)  all Capital Stock Collateral;

(d)  all Real Estate Assets;

(e)  all documents of title related to Equipment;

(f)  all Intellectual Property;

(g)  all Instruments (other than any such Instruments which constitute Collateral);

(h)  all Term Loan General Intangibles;

(i)  the Net Available Cash Account;

(j)  Records, “supporting obligations” (as defined in the UCC as in effect on the date hereof in the State of New York) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent not primarily related to the Collateral; and

(k)  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided, however, that the term “Term Loan Collateral” shall include (as provided in Section 3.4 of the Intercreditor Agreement) Instruments or Chattel Paper to the extent such Instruments or Chattel Paper constitute identifiable proceeds of Term Loan Collateral and other identifiable proceeds (including lease payments under leases of Equipment) of Term Loan Collateral that are deposited or held in any such Deposit Accounts or Securities Accounts, in each case other than the Net Available Cash Account, after an Enforcement Notice (as defined in the Intercreditor Agreement).

“Term Loan Collateral Agent” shall mean Citicorp North America, Inc. or its successor or assigns.

“Term Loan Collateral Documents” means the “Security Documents” (as defined in the Term Loan Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Loan General Intangibles” means all General Intangibles pertaining to the other items of property included within clauses (a), (b), (c), (d) and (f) of the definition of Term Loan Collateral, including, without limitation, all contingent rights with respect to warranties on Equipment.

“Trademark Licenses” means any and all present and future agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” means, collectively, with respect to each Person, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Person and all registrations and applications for the foregoing (whether statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Person), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(d)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(g)  References to “Lenders” in this Security Agreement shall be deemed to include affiliates of any Lender that may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrowers and/or their Subsidiaries.

2.  Grant of Security Interest.

(a)  Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)  Accounts (except to the extent relating to the sale of Term Loan Collateral);

(ii)  Chattel Paper (except to the extent relating to the sale of Term Loan Collateral);

(iii)  Instruments pertaining to the collateral set forth in clauses (i) and (vi) of this definition;

(iv)  Letter-of-Credit Rights;

(v)  Deposit Accounts and Securities Accounts, in each case other than the Net Available Cash Account, and all other Investment Property pertaining to the Collateral set forth in clauses (i) and (vi) of this definition (other than Capital Stock Collateral), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing,

(vi)  Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(vii)  General Intangibles (other than Intellectual Property and Term Loan General Intangibles);

(viii)  Records, “supporting obligations” (as defined in the UCC as in effect on the date hereof in the State of New York) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent primarily related to the foregoing clauses (i) through (viii); and

(ix)  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing clauses (i) through (viii);

provided, that (x) none of the items included in clauses (i) through (ix) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral (other than to the extent that any such Requirement of Law would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) and (y) to the extent that Collateral under clauses (ii) and (iii) above constitute identifiable proceeds of Term Loan Collateral or to the extent of other identifiable proceeds (including lease payments under leases of Equipment) of Term Loan Collateral that are deposited or held in any such Deposit Accounts or Securities Accounts, in each case other than the Net Available Cash Account, after an Enforcement Notice, then (as provided in Section 3.4 of the Intercreditor Agreement) such Collateral under clauses (ii) and (iii) above or other identifiable proceeds shall be treated as Term Loan Collateral and shall not constitute Collateral.

(b)  Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Parent Borrower, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interests of the Collateral Agent under this Security Agreement. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Agent.

Each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3.  Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof:

3.1  Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Security Agreement or (ii) are permitted by the Credit Agreement.

3.2  Perfected First Priority Liens.

(a)  This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

(b)  Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A) or (B) of this paragraph) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing in the applicable filing offices listed on Schedule I hereto of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral and (B) delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer in blank, in each case included in the Collateral and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(c)  Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in cash, cash accounts and Investment Property included in the Collateral) by any means other than by filings pursuant to the Uniform Commercial Code of the relevant State(s) and delivery to the Collateral Agent (or its bailee) to be held in its possession of all Collateral consisting of Tangible Chattel Paper, Instruments or any Certificated Securities in each case, to the extent included in the Collateral with a fair market value in excess of $1,500,000 individually.

(d)  It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

3.3  Grantor Information.

Schedule II hereto sets forth under the appropriate headings as of the Closing Date: (1) the full legal name of such Grantor, (2) to the knowledge of the Grantor, all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office of such Grantor is located.

4.  Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations (except for Contingent Indemnification Obligations in respect of which a claim has not yet been made) are paid in full and the Commitments are terminated and no Letters of Credit remain outstanding:

4.1  Maintenance of Perfected Security Interest; Further Documentation.

(a)  Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).

(b)  Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c)  Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.

(d)  Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets created or acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

4.2  Damage or Destruction of Collateral. The Grantors agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

4.3  Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

4.4  Changes in Grantor Information or Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, no Grantor shall change its name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization or, in the case of any Grantor which is a partnership, the sole place of business and chief executive office, unless it shall have notified the Collateral Agent in writing at least ten (10) days prior to any such change (or such later date as is reasonably acceptable to the Collateral Agent), identifying such new proposed name, identity, corporate structure type of organization or jurisdiction of organization or, in the case of any Grantor which is a partnership, the sole place of business and chief executive office, and providing such other information in connection therewith as the Collateral Agent may reasonably request.

5.  Remedial Provisions.

5.1  Certain Matters Relating to Accounts.

(a)  At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Parent Borrower and any other relevant Grantor, the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as such Agent may require in connection with such test verifications. Such Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)  Subject to the terms of the Credit Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Credit Agreement, if required in writing by the Collateral Agent at any time after the occurrence and during the continuance of a Cash Dominion Event (as defined in the Credit Agreement), any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)  At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(d)  Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

5.2  Communications with Credit Parties; Grantors Remain Liable.

(a)  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)  Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3  Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11.5 of the

Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). Subject to the terms of the Credit Agreement, all Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent (which may be the Collection Account). All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4  Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

5.5  Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law or in equity and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6  Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

5.7  Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, any Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements and Secured Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Borrower or any Grantor or any other Person or any release of any Borrower or any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.8  License to Use Intellectual Property. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so, an irrevocable, assignable, non-exclusive license to use, license or sublicense any of the Intellectual Property now owned or held, or hereafter acquired, by such Grantor, wherever the same may be located. To the extent permitted, such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

5.9  Conflict with Credit Agreement. In the event of any conflict between the terms of this Section 5 and the Credit Agreement, the Credit Agreement shall control.

6.  The Collateral Agent.

6.1  Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)  Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(i)  take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii)  [Reserved];

(iii)  pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv)  execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)  obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;

(vi)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii)  ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii)  sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix)  commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x)  defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)  settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii)  [Reserved]

(xiii)  generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b)  If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)  The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)  Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2  Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3  Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4  Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5  Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a)  This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents (other than any contingent indemnity obligations not then due) and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been Cash Collateralized), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement or Secured Hedge Agreement the Credit Parties may be free from any Obligations.

(b)  A Subsidiary Grantor shall automatically be released from its obligations hereunder if it ceases to be a Guarantor in accordance with Section 13.1 of the Credit Agreement.

(c)  The Security Interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.

(d)  In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6  Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

6.7  Further Assurances. Subject to Section 3.2(c) hereof, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Administrative Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

7.  Collateral Agent As Agent.

(a)  CIT has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a).

(b)  The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security

Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c)  The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Cash Management Agreement or a Secured Hedge Agreement the obligations under which constitute Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Secured Cash Management Agreement or Secured Hedge Agreement.

8.  Miscellaneous.

8.1  Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

8.2  Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor or Subsidiary Borrower shall be given to it in care of the Parent Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

8.3  No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4  Enforcement Expenses; Indemnification.

(a)  Each Grantor agrees to pay any and all reasonable expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.

(b)  Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.

(c)  Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent a Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(d)  The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

8.5  Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.

8.6  Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Parent Borrower.

8.7  Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8  Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9  Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10  GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11  Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which such Person shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

8.12  Acknowledgments. Each party hereto hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b)  neither the Collateral Agent nor any other Agent or Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, each other Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders, the Agents and any other Secured Party or among the Grantors and the Lenders, the Agents and any other Secured Party.

8.13  Additional Grantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15  Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of the Intercreditor Agreement, dated as of July 6, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citicorp North America, Inc., as Collateral Agent under the Term Loan Agreement, the Collateral Agent, and certain other Persons party or that may become party thereto from time to time, and the Grantors identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement with respect to the Collateral, the terms of the Intercreditor Agreement shall govern and control. Any provision of this Agreement to the contrary notwithstanding, (a) no Grantor shall be required to act or refrain from acting in a manner that is inconsistent with the terms and provisions of the Intercreditor Agreement and (b) prior to the satisfaction and discharge in full of the Term Loan Obligations (as defined in the Intercreditor Agreement), no Grantor shall be required to act or refrain from acting with respect to any Collateral if compliance by such Grantor with such requirement would result in a breach of or constitute a default under any Term Loan Document (as defined in the Intercreditor Agreement).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to he duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

                    DOLLAR GENERAL CORPORATION, as
  Grantor

                    By: /s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

                    DG RETAIL, LLC, as Grantor

                    By: /s/ Wade Smith
Dollar	General Corporation
as sole member
                          Wade Smith
                          Treasurer

                    DOLGENCORP, INC., as Grantor

                    By: /s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

                    DOLGENCORP OF NEW YORK, INC., as
     Grantor

                    By: /s/ Wade Smith
                                                    Name: Wade Smith
                                              Title:    Treasurer

                    DOLGENCORP OF TEXAS, INC., as Grantor

                    By: /s/ Wade Smith
                                                          Name: Wade Smith
                                              Title:    Treasurer

ABL Security Agreement Signature Pages

                                        DG TRANSPORTATION, INC., as Grantor

                                        By: /s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

                                        DG LOGISTICS, LLC, as Grantor

                                        By: /s/ Wade Smith
                                    DG Transportation, Inc. as Manager
                                       Wade Smith
                                       Treasurer

                                        DGC PROPERTIES LLC, as Grantor

By: /s/Wade Smith
                                                                                                  Dolgencorp, Inc., as sole member
                                                  Wade Smith
                                                                                                  Treasurer

                                        SOUTH BOSTON HOLDINGS, INC., as Grantor

By:	/s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

                                        SUN-DOLLAR, L.P., as Grantor

                                        By:    /s/ Wade Smith
                                     South Boston Holdings, Inc. general partner
                                                                                                 Wade Smith
                                                                                                 Treasurer

By:	/s/ Wade Smith
                                           Dolgencorp, Inc. limited partner
                                                                                                 Wade Smith
                                                                                                                               Treasurer

ABL Security Agreement Signature Pages

                SOUTH BOSTON FF&E, LLC, as Grantor

              By: Sun-Dollar, L.P. (sole member)
                       By: /s/ Wade Smith
                 South Boston Holdings, Inc. - - its general
                                   partner
                                   Wade Smith
                                   Treasurer

                DG PROMOTIONS, INC., as Grantor

           By: /s/ Wade Smith
                Name: WadeSmith
                         Title:      Treasurer

                DOLLAR GENERAL INVESTMENT, INC., as
                Grantor

        By: /s/ Wade Smith
                         Name: Wade Smith
                         Title:      Treasurer

                DOLLAR GENERAL MERCHANDISING, INC.,
                                              as Grantor

                            By: /s/ Wade Smith
                           Name: Wade Smith
                        Title:      Treasurer

ABL Security Agreement Signature Pages

                                        DOLLAR GENERAL PARTNERS, as Grantor

                                        By: /s/ Wade Smith
                                                Dollar General Corporation - its authorized
                                                         general partner
                                                                                                Wade Smith
                                                                                                Treasurer

                                                    /s/ Wade Smith
                                        By: Dollar General Merchandising, Inc. — its
                                                          general partner
                                     Wade Smith
                                                                                                 Treasurer

                                        DGC PROPERTIES OF KENTUCKY LLC, as
                                        Grantor
                                        By: /s/ Wade Smith
                                     Dollar General Partners as sole member
By:	Dollar General Corporation - its authorized general partner
                                                                                                 Wade Smith
                                                                                                 Treasurer

ABL Security Agreement Signature Pages

                    CITICORP NORTH AMERICA, INC., as
                                                  Collateral Agent

                                                  By: /s/ Francis P. Garvin
                                     Name:  Francis P. Garvin
                                          Title:     Director

ABL Security Agreement Signature Pages

SCHEDULE I TO THE

SECURITY AGREEMENT

Filing Offices

DEBTOR	FILING OFFICE
Dollar General Corporation	Tennessee SOS
DG Retail, LLC	Tennessee SOS
DG Transportation, Inc.	Tennessee SOS
DG Logistics, LLC	Tennessee SOS
DG Promotions, Inc.	Tennessee SOS
Dollar General Merchandising, Inc.	Tennessee SOS
Dollar General Partners	Tennessee SOS
Dolgencorp, Inc.	Kentucky SOS
Dolgencorp of New York, Inc.	Kentucky SOS
Dolgencorp of Texas, Inc.	Kentucky SOS
DGC Properties LLC	Delaware SOS
South Boston Holdings, Inc.	Delaware SOS
South Boston FF&E, LLC	Delaware SOS
Dollar General Investment, Inc.	Delaware SOS
DGC Properties of Kentucky LLC	Delaware SOS
Sun-Dollar, L.P.	California SOS

SCHEDULE II TO THE

SECURITY AGREEMENT

Grantor Information

Name of Debtor/Grantor	Type of Organization	Jurisdiction of Organization/Formation	F.E.I.N. / T.I.N.	Organizational Identification Number
Dollar General Corporation	Corporation	Tennessee	61-0502302	Control Number 0351611
DG Retail, LLC	Limited Liability Company	Tennessee	36-4577242	Control Number 0498077
Dolgencorp, Inc.	Corporation	Kentucky	61-0852764	Control Number 0017665
Dolgencorp of New York, Inc.	Corporation	Kentucky	62-1829863	Control Number 0499060
Dolgencorp of Texas, Inc.	Corporation	Kentucky	61-1193136	Control Number 0268821
DG Transportation, Inc.	Corporation	Tennessee	37-1517488	Control Number 0486177
DG Logistics, LLC	Limited Liability Company	Tennessee	62-1805098	Control Number 0381549
DGC Properties LLC	Limited Liability Company	Delaware	36-4498859	Control Number 3530337
South Boston Holdings, Inc.	Corporation	Delaware	20-5220571	Control Number 4179362
Sun-Dollar, L.P.	Limited Partnership	California	95-4629930	199711200016
South Boston FF&E, LLC	Limited Liability Company	Delaware	26-0411224	Control Number 4287970
DG Promotions, Inc.	Corporation	Tennessee	62-1792083	Control Number 0375322
Dollar General Investment, Inc.	Corporation	Delaware	48-1268966	Control Number 3535431
Dollar General Merchandising, Inc.	Corporation	Tennessee	82-0577749	Control Number: 0437967
Dollar General Partners	General Partnership	Kentucky	61-1193137	Control Number 0589039
DGC Properties of Kentucky LLC	Limited Liability Company	Delaware	37-1432210	Control Number 3530336

SCHEDULE 1 TO THE

SECURITY AGREEMENT

MATERIAL COPYRIGHT LICENSES

None.

|||

SCHEDULE 2 TO THE

SECURITY AGREEMENT

COPYRIGHTS

Registered Owner/Grantor	Title	Registration Number
Dollar General Intellectual Property LP	Dollar General	VA-1-074-378
Dollar General Intellectual Property LP	Birdhouse in the sky	VA-1-084-913
Dollar General Intellectual Property LP	Play ball	VA-1-084-914
Dollar General Intellectual Property LP	Southern magnolia	VA-1-084915
Dollar General Intellectual Property LP	Greater Cumberland logo	VA-1-101-214
Dollar General Intellectual Property LP	Two large magnolias design	VA-1-104-452
Dollar General Intellectual Property LP	Two magnolias within a circle	VAu-332-786
Dollar General Intellectual Property LP	Six magnolias in a ring	VAu-387-072
Dollar General Intellectual Property LP	Two magnolias	VAu-387-073
Dollar General Intellectual Property LP	Four magnolias in a band	VAu-439-205
Dollar General Intellectual Property LP	Two magnolias within a circle	VAu-501-223
Dollar General Intellectual Property LP	Sun & shade, you’ve got it made	VAu-502-998
Dollar General Intellectual Property LP	Iris collection	VAu-515-355
Dollar General Intellectual Property LP	Beautiful day	VAu-515-356
Dollar General Intellectual Property LP	Snowman family	VAu-515-357
Dollar General Intellectual Property LP	Checkered bear design	VAu-515-358
Dollar General Intellectual Property LP	Fish bowl	VAu-515-359
Dollar General Intellectual Property LP	Snow day	VAu-515-360
Dollar General Intellectual Property LP	Weather vane	VAu-515-361
Dollar General Intellectual Property LP	Americana Christmas	VAu-515-362
Dollar General Intellectual Property LP	American flag	VAu-515-363
Dollar General Intellectual Property LP	Summertime watermelon	VAu-515-364

|

SCHEDULE 3 TO THE

SECURITY AGREEMENT

MATERIAL PATENT LICENSES

None.

SCHEDULE 4 TO THE

SECURITY AGREEMENT

PATENTS

None.

SCHEDULE 5 TO THE

SECURITY AGREEMENT

MATERIAL TRADEMARK LICENSES

None.

SCHEDULE 6 TO THE

SECURITY AGREEMENT

TRADEMARKS

U.S. Trademarks

Debtor/Grantor	Title	Serial / Registration No.
Dollar General Merchandising, Inc.	SAVE TIME. SAVE MONEY. EVERY DAY.	3,217,925
Dollar General Merchandising, Inc.	AMERICAN VALUE	3,174,687
Dollar General Merchandising, Inc.	DOLLAR GENERAL	3,159,752
Dollar General Merchandising, Inc.	DOLLAR GENERAL	3,118,060
Dollar General Merchandising, Inc.	DOLLAR GENERAL AND DESIGN	2,947,983
Dollar General Merchandising, Inc.	DOLLAR GENERAL	2,947,982
Dollar General Merchandising, Inc.	DOLLAR GENERAL	2,947,981
Dollar General Merchandising, Inc.	DOLLAR GENERAL	2,947,979
Dollar General Merchandising, Inc.	DOLLAR GENERAL MARKET	2,912,893
Dollar General Merchandising, Inc.	DOLLAR GENERAL	2,673,316
Dollar General Merchandising, Inc.	KISSY KISSY HUG HUG	2,599,690
Dollar General Merchandising, Inc.	FINE & DANDY	2,522,829
Dollar General Merchandising, Inc.	VICTORIAN BEAUTY	2,576,769
Dollar General Merchandising, Inc.	PREMIER INTERNATIONAL	2,556,093
Dollar General Merchandising, Inc.	SAVE TIME. SAVE MONEY. DOLLAR GENERAL.	2,602,816
Dollar General Merchandising, Inc.	HOLIDAY STYLE	2,614,861
Dollar General Merchandising, Inc.	CLOVER VALLEY	2,679,921
Dollar General Merchandising, Inc.	DG GUARANTEE	2,433,937
Dollar General Merchandising, Inc.	MY PAL	2,412,180
Dollar General Merchandising, Inc.	MY PAL	2,355,987
Dollar General Merchandising, Inc.	DG	2,385,253
Dollar General Merchandising, Inc.	MY PAL BUILDING BLOCKS FOR LITTLE WARDROBES AND DESIGN	2,546,014
Dollar General Merchandising, Inc.	KITCHEN ELEMENTS	2,589,304
Dollar General Merchandising, Inc.	A BETTER LIFE FOR EVERYONE!	2,564,327
Dollar General Merchandising, Inc.	AMERICAN VALUE	2,840,528
Dollar General Merchandising, Inc.	GOT A MINUTE? GET A LOT!	2,534,603
Dollar General Merchandising, Inc.	POWERIZE	2,402,825
Dollar General Merchandising, Inc.	DOLLAR GENERAL EVERY DAY AND DESIGN	2,478,427
Dollar General Merchandising, Inc.	DOLLAR $1 EVERY DAY AND DESIGN	2,443,284
Dollar General Merchandising, Inc.	STOW AWAYS	2,418,285
Dollar General Merchandising Inc.	COUNTRY ELEMENTS	2,517,967

Dollar General Merchandising, Inc.	EZSTORE	78/642,660
Dollar General Merchandising, Inc.	SUNRISE HILL	78/467,058
Dollar General Merchandising, Inc.	DG	2,499,318
Dollar General Merchandising, Inc.	PRO LINE	1,433,962
Dollar General Merchandising, Inc.	DOLLAR GENERAL EVERY DAY	2,478,358
Dollar General Merchandising, Inc.	FAMILY TRADITIONS	2,553,059
Dollar General Merchandising, Inc.	FAMILY TRADITIONS	2.488,144
Dollar General Merchandising, Inc.	DG GUARANTEE	2,702,790
Dollar General Merchandising, Inc.	AMERICAN VALUE	2,654,637
Dollar General Merchandising, Inc.	PREMIER INTERNATIONAL	2,400,609
Dollar General Merchandising, Inc.	CROSSBOW	2,327,189
Dollar General Merchandising, Inc.	CROSSBOW	2,388,304

Dollar General Merchandising, Inc.	PREMIER INTERNATIONAL	2,317,225
Dollar General Merchandising, Inc.	OPEN TRAILS AND DESIGN	2,258,138
Dollar General Merchandising, Inc.	DG	2,130,040
Dollar General Merchandising, Inc.	DOLLAR GENERAL AND DESIGN	1,972,697
Dollar General Merchandising, Inc.	PREMIER INTERNATIONAL	1,705,134
Dollar General Merchandising, Inc.	PENNY LANE	1,726,693
Dollar General Merchandising, Inc.	LAURA KATHERINE	1,735,722
Dollar General Merchandising, Inc.	THE TOWN’S MOST UNUSUAL STORE	1,642,403
Dollar General Merchandising, Inc.	EVERY DAY IS DOLLAR DAY!...AT YOUR DOLLAR GENERAL STORE	1,651,816
Dollar General Merchandising, Inc.	GENERAL STORY	1,494,217
Dollar General Merchandising, Inc.	S STORY	1,493,097
Dollar General Merchandising, Inc.	DOLLAR GENERAL	0,881,060
Dollar General Merchandising, Inc.	UNI-LAB	1,952,315
Dollar General Merchandising, Inc.	OPEN TRAILS	1,752,567
Dollar General Merchandising, Inc.	MY PAL	1,791,692
Dollar General Merchandising, Inc.	OPEN TRAILS	1,424,943
Dollar General Merchandising, Inc.	DOLLAR GENERAL OUR NAME SAYS IT ALL AND DESIGN	2,210,926
Dollar General Merchandising, Inc.	CLOVER VALLEY	2,498,548
Dollar General Merchandising, Inc.	CLOVER VALLEY	833,446

Foreign Trademarks

Title	Serial/ Registration No.	Country
DOLLAR GENERAL	1,241,198	Canada
DOLLAR GENERAL	3,846,573	European Union (CTM)
DOLLAR GENERAL	2004B01969	Hong Kong
DOLLAR GENERAL in Chinese Characters	300042443	Hong Kong
DOLLAR GENERAL	477,587	Mexico
DOLLAR GENERAL	892,930	Mexico